Exhibit 99.2

March 19, 2015

Retrophin Prices Public Offering of 6,840,000 Shares of Common Stock

SAN DIEGO—(BUSINESS WIRE)—Retrophin, Inc. (NASDAQ:RTRX) a biopharmaceutical company focused on the discovery and development of drugs for the treatment of catastrophic diseases that are debilitating and often life-threatening, and for which there are currently limited patient options, today announced the pricing of an underwritten public offering of 6,840,000 shares of its common stock at a price to the public of $19.00 per share. The gross proceeds to Retrophin from this offering, before deducting underwriting discounts and commissions and offering expenses payable by Retrophin, are expected to be approximately $130.0 million. Retrophin has granted the underwriters a 30-day option to purchase up to an aggregate of 1,026,000 additional shares of common stock. The offering is expected to close on or about March 24, 2015, subject to customary closing conditions. Retrophin anticipates using the net proceeds from the offering to fund its research and development efforts, acquisitions or investments in additional complementary businesses, products and technologies, including $27 million to fund the initial cash milestone payment payable in connection with the acquisition of an additional clinical asset from Asklepion Pharmaceuticals, LLC, and for general corporate purposes, including working capital.

Leerink Partners LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering. Nomura Securities International, Inc. and JMP Securities LLC are acting as co-managers for the offering.

Registration statements relating to these securities have become effective as of March 18, 2015. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the Securities and Exchange Commission (the “SEC”) and available for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained, when available, from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by email at syndicate@leerink.com, or by phone at (800) 808-7525 ext. 6142, or from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005-2836, or at 1-800-503-4611 or prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Retrophin’s expectations regarding the completion, of the public offering and the expected net proceeds from the offering and the anticipated use of proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with Retrophin’s business and finances in general, and the other risks described in Retrophin’s annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2014 and other filings with the SEC. Retrophin undertakes no obligation to update the statements contained in this press release after the date hereof.

Retrophin, Inc.

Chris Cline, CFA, 646-564-3680

Manager, Investor Relations

IR@retrophin.com

Source: Retrophin, Inc.